AMENDMENT DATED MARCH 10, 2016

TO THE
BY-LAWS OF

JOHN HANCOCK EXCHANGE-
TRADED FUND TRUST

DATED NOVEMBER 24, 2009 AS AMENDED
JUNE 25, 2015

Section 4.3 of ARTICLE IV is hereby amended and replaced in its entirety by the following:

Section 4.3  Retirement Age. The retirement age for Trustees shall be determined from time to time by a resolution of the majority of the Trustees.